UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2005

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19858	71-0556971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        On September 1, 2005, USA Truck, Inc. (the “Company”), Bank of America, N.A., as Administrative Agent, SunTrust Bank, as Documentation Agent, and the other lenders named therein entered into an Amended and Restated Credit Agreement (the “Restated Facility”), which restates in its entirety and makes certain amendments to our existing senior credit facility dated as of April 28, 2000, as previously amended through March 10, 2005 (the “Existing Credit Agreement”). The Restated Facility amended the Existing Credit Agreement to, among other things, increase the maximum borrowing amount to $100 million, including up to $25 million of letters of credit, extend the maturity date to September 1, 2010, provide for reduced facility fees, letter of credit fees and applicable interest margins. Reference is made to the Restated Facility, which is filed with this report as Exhibit 10.1, for the detailed terms and provisions of the facility.

        The Restated Facility is collateralized by accounts receivable, eligible encumbered equipment and eligible unencumbered equipment. The Restated Facility provides an accordion feature allowing us to borrow up to an additional $75 million in the aggregate in one or more increases no less than six (6) months prior to the maturity date, subject to certain conditions. The maximum borrowing may not exceed $175 million without the consent of the lenders named therein.

        As of September 1, 2005, we had approximately $20.6 million outstanding under the Restated Facility, including letters of credit of $1.7 million, which represents amounts carried forward from the Existing Credit Agreement. At that date, approximately $79.4 million remained available for additional borrowings under the Restated Facility. We intend to use borrowings under the Restated Facility, together with cash flows from operations and other sources of financing, to purchase tractors and trailers and for general working capital purposes.

        Other than the relationships established by the Restated Facility and routine commercial banking services, we and our affiliates have no material relationships with the agent bank or any participating bank. Jerry Orler, President of the Company, is an advisory director of the Fort Smith, Arkansas branch of BancorpSouth. Joe Powers, a director of the Company, serves as Chairman of the Advisory Board of the Fort Smith, Arkansas branch of Regions Bank.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

        The information required by this item is included in Item 1.01 and incorporated by reference herein. The amount of the direct financial obligations described above as of September 1, 2005, represent amounts that were outstanding under the Existing Credit Agreement at that date and carried forward under the Restated Facility, and not new indebtedness incurred by us on that date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1	$100 million Amended and Restated Credit Agreement dated as of September 1, 2005 among USA Truck, Inc. as Borrower, Bank of America, National Association as Administrative Agent, SunTrust Bank as Documentation Agent and Branch Banking and Trust Company, U.S. Bank National Association, Regions Bank and BancorpSouth Bank as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date: September 8, 2005	/s/ CLIFTON R. BECKHAM
Clifton R. Beckham
Sr. Vice President - Finance, Chief
Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Exhibit
10.1	$100 million Amended and Restated Credit Agreement dated as of September 1, 2005 among USA Truck, Inc. as Borrower, Bank of America, National Association as Administrative Agent, SunTrust Bank as Documentation Agent and Branch Banking and Trust Company, U.S. Bank National Association, Regions Bank and BancorpSouth Bank as Lenders.